INK Acquisition, LLC & Affiliates

Unaudited - Financial Statements

March 31, 2014

INK ACQUISITION, LLC & AFFILIATES
Condensed Combined Balance Sheets
(in thousands)

	March 31, 2014 (unaudited)	December 31, 2013
Assets:		
Investment in hotel properties, net	$ 839,874	$ 843,442
Cash and cash equivalents	20,677	22,850
Restricted cash	58,479	58,082
Hotel receivables (net of allowance for doubtful accounts of $396 and $400, respectively)	4,210	3,371
Deferred costs, net	19,335	20,622
Prepaid expenses and other assets	7,387	5,145
Total assets	$ 949,962	$ 953,512
Liabilities and Owners' Deficit:		
Liabilities		
Debt	$ 950,000	$ 950,000
Accounts payable and accrued expenses	22,653	18,863
Total liabilities	972,653	968,863
Owners' Deficit		
Contributions	360,000	360,000
Distributions and accumulated deficit	$ (382,691)	$ (375,351)
Total owners' deficit	$ (22,691)	$ (15,351)
Total liabilities and owners' deficit	$ 949,962	$ 953,512

The accompanying notes are an integral part of these condensed combined financial statements.

INK ACQUISITION, LLC & AFFILIATES
Condensed Combined Statements of Operations (Unaudited)
(in thousands)

	For the Three Months Ended	
	March 31, 2014	March 31, 2013
Revenue:		
Room	$ 60,164	$ 57,303
Food and beverage	2,246	2,784
Telephone	68	54
Other	1,235	1,151
Total revenue	63,713	61,292
Expenses:		
Hotel operating expenses:		
Room	12,179	12,069
Food, beverage and other expense	2,040	2,053
Telephone expense	566	543
Other expense	590	550
General and administration	6,173	5,795
Franchise fees	4,583	4,376
Advertising and promotions	1,831	2,029
Utilities	3,375	3,085
Repairs and maintenance	3,897	3,734
Management fees	1,289	1,496
Insurance	475	551
Total hotel operating expenses	36,998	36,281
Depreciation and amortization	11,704	12,713
Property taxes and insurance	3,397	3,131
General and administrative	1,378	1,259
Total operating expenses	53,477	53,384
Operating income	10,236	7,908
Interest and other income	35	43
Interest expense, including amortization of deferred fees	(13,606)	(13,945)
Net loss from continuing operations	(3,335)	(5,994)
Net loss on sale of discontinued operations	(5)	(142)
Net loss	$ (3,340)	$ (6,136)

The accompanying notes are an integral part of these condensed combined financial statements.

INK ACQUISITION, LLC & AFFILIATES
Condensed Combined Statements of Owners' Equity (Deficit) (Unaudited)
For the Three Months Ended March 31, 2014
(in thousands)

	Contributions	Distributions and Accumulated (Deficit)	Total Owners' Deficit
Balance at January 1, 2013	$ 360,000	$ (230,384)	$ 129,616
Net loss	—	(6,136)	(6,136)
Balance at March 31, 2013	$ 360,000	$ (236,520)	$ 123,480
Balance at January 1, 2014	$ 360,000	(375,351)	(15,351)
Net loss	—	(3,340)	(3,340)
Distributions	—	(4,000)	(4,000)
Balance at March 31, 2014	$ 360,000	$ (382,691)	$ (22,691)

The accompanying notes are an integral part of these condensed combined financial statements.

INK ACQUISITION, LLC & AFFILIATES
Condensed Combined Statement of Cash Flows (Unaudited)
(in thousands)

	For the Three Months Ended March 31, 2014	For the Three Months Ended March 31, 2013
Cash flows from operating activities:		
Net loss	$ (3,340)	$ (6,136)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation expense	11,618	12,076
Amortization of deferred franchise fees	86	638
Amortization of deferred financing fees included in interest expense	1,595	531
Changes in assets and liabilities:		
Accounts receivable	(839)	(589)
Prepaid expenses and other assets	(2,242)	(2,679)
Deferred costs	(385)	265
Accounts payable and accrued expenses	2,978	(1,257)
Net cash provided by operating activities	9,471	2,849
Cash flows from investing activities:		
Capital expenditures	(7,238)	(3,466)
Change in restricted cash	(398)	4,503
Net cash provided by (used) in investing activities	(7,636)	1,037
Cash flows from financing activities:		
Payment of deferred financing fees	(8)	—
Payment on franchise conversion obligations	—	(267)
Payment on debt	—	(3,014)
Distribution to owners	(4,000)	—
Net cash used in financing activities	(4,008)	(3,281)
Net increase (decrease) in cash and cash equivalents	(2,173)	605
Cash and cash equivalents, beginning of period	22,850	26,554
Cash and cash equivalents, end of period	$ 20,677	$ 27,159
Supplemental disclosure of cash flow information:		
Cash paid for interest	$ 11,782	$ 13,358
Supplemental disclosure of non-cash investing and financing information:		
Accrued improvements and additions to hotel properties	$ 2,353	$ 749
Disposal of assets	$ 7	$ —

The accompanying notes are an integral part of these condensed combined financial statements.

(in thousands)

1. Organization

INK Acquisition, LLC and a series of affiliated partnerships (collectively "we," "us," or the "Company") were formed in 2011 to acquire the assets and associated operations of a portfolio of hotels as a result of the bankruptcy reorganization plan of affiliates of Innkeepers USA Trust ("Innkeepers") and are combined in these financial statements. The Company is owned 89.7% by CRE-Ink REIT Member, LLC and its affiliates ("Cerberus") and 10.3% by Chatham Lodging, LP ("Chatham"). In addition, an entity owned by Jeffrey H. Fisher, Chatham's Chairman and Chief Executive Officer, owns a 0.5% non-voting interest in CRE-Ink REIT Member, LLC.

At March 31, 2014, the Company owned 51 hotels with an aggregate of 6,847(unaudited) rooms located in 16 states. The hotels operate under the following brands: Residence Inn by Marriott (34 hotels), Hampton Inn by Hilton (5 hotels), Hyatt House (5 hotels), Courtyard by Marriott (3 hotels), Four Points by Sheraton (1 hotel), Sheraton (1 hotel), TownePlace Suites (1 hotel), and Westin (1 hotel). The day to day management of the hotels is provided pursuant to management agreements with Island Hospitality Management ("IHM"). Jeffrey H. Fisher is the 90% owner of IHM.

2. Summary of Significant Accounting Policies

Basis of Presentation and Accounting Policies

The combined financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All intercompany transactions have been eliminated. These financial statements are being presented on a combined basis as the Company is under common management and control and should be read in conjunction with the audited financial statements prepared in accordance with GAAP for the year ended December 31, 2013.

These unaudited combined financial statements, in the opinion of management, include all adjustments consisting of normal, recurring adjustments which are considered necessary for a fair presentation of the combined balance sheet, combined statements of operations, combined statements of equity (deficit), and combined statements of cash flows for the periods presented. Interim results are not necessarily indicative of full year performance due to seasonal and other factors.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Accounting for derivative investments

The Company records its derivative instruments on the balance sheet at their estimated fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and, if it is, depending on the type of hedging relationship. The Company's interest rate caps are not designated as a hedge but to eliminate the incremental cost to the Company if one-month LIBOR interest rates were to exceed 2.75%. Accordingly, the interest rate caps are recorded on the balance sheet at estimate fair value with realized and unrealized changes in fair value reported in the combined statements of operations.

As of March 31, 2014, the interest rate caps are valued at $419 and recorded in prepaid expenses and other assets on the balance sheet (valued using Level 2 inputs on a gross basis).

2. Investment in Hotel Properties, net

Investment in hotel properties, net consists of the following at March 31, 2014 and December 31, 2013 (in thousands):

	March 31, 2014	December 31, 2013
Land	$ 159,854	$ 159,854
Building and improvements	708,113	705,120
Furniture, fixtures and equipment	82,176	80,168
Renovations in progress	8,034	4,992
Investment in hotel properties, gross	958,177	950,134
Less accumulated depreciation	(118,303)	(106,692)
Investment in hotel properties, net	**$ 839,874**	**$ 843,442**

3. Commitments and Contingencies

Litigation

The nature of the operations of the hotels exposes the hotels and the Company to the risk of claims and litigation in the normal course of their business. The Company is not presently subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against the Company or its properties.

Hotel Ground Rent

The Courtyard by Marriott in Ft. Lauderdale, FL hotel is subject to a ground lease with an expiration date of August 1, 2034. Rent is equal to approximately $9 per month, with minimum rent subject to increase based on increases in the consumer price index.

The following is a schedule of the minimum future obligation payments required under the ground leases:

	Amount
2014 (remaining nine months)	$ 81
2015	111
2016	112
2017	114
2018	116
Thereafter	2,031
Total	$ 2,565

(dollars in thousands)

Hotel Management Agreements (Related Party)

The hotels have entered into management agreements with Island Hospitality Management ("IHM") (a related party) on October 27, 2011 and have an initial term of five years and may be extended subject to approval by both IHM and the Company. The IHM agreement may be terminated for no termination fee by giving not less than 30 days prior written notice and upon the assignment of the Hotels, interest in the related hotel or upon sale or transfer of such hotel. The IHM management agreements may be terminated for cause, including the failure of IHM to meet specified performance levels. The agreements provide for a base management fee of 2% of revenues as well as an incentive management fee of 15% of the amount by which actual aggregate operating income less fixed costs for any given operating year for all hotels exceeds the aggregate amount of the final budgeted operating income less fixed costs. The incentive management fee is capped at 1% of gross hotel revenues for the applicable calculation. The management agreements also provide for accounting fees up to $1,000 per month per hotel as well as revenue management fees of $550 per month per hotel. Management fees for the three months ended March 31, 2014 and 2013 were $1.3 million and $1.5 million, respectively.

Hotel Franchise Agreements

Terms of the Company's franchise agreements are:

Franchisor	# of hotels	Franchise/Royalty Fee	Marketing/Program Fee	Expiration Dates
Marriott International	38	5.0% to 6.5%	1.5% to 2.5%	2016 to 2028
Hampton Inns Franchise LLC	5	5%	4%	2016 to 2021
The Sheraton, LLC	2	5.0% to 6.0% for gross rooms sales and 3.0% for gross food and beverage sales	1.0% to 1.25%	2031
Westin Hotel Management, Inc.	1	7.0% for gross rooms sales and 3.0% for gross food and beverage sales		2031
Hyatt Franchising, LLC	5	3.0% to 5.0%	4%	2022

4. Subsequent Events

On June 9, 2014, the owners of the Company completed the sale of the joint venture to a new joint venture between an affiliate of NorthStar Realty Finance Corp. ("NorthStar") and an affiliate of Chatham in which NorthStar effectively acquired Cerberus' 89.7% interest in 47 of the 51 hotels and the remaining four hotels, each of which is a Residence Inn located in Silicon Valley, CA, were purchased by Chatham for approximately $326 million. In connection with the transaction, the joint venture also obtained refinancing from JP Morgan Chase Bank, National Association ("JP Morgan Chase") collateralized by the 47 hotels for approximately $840 million and incurred approximately $10.5 million in breakage fees associated with refinancing the loan.

The Company has evaluated subsequent events from the balance sheet date through September 26, 2014, the date the financial statements were available to be issued, and concluded there were no other events or transactions during this period that required recognition or disclosure in its financial statements.